Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-131600

(Dated January 8, 2006)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter’s obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securitieshaving the characteristics described herein. If, for any reason, the issuer does not deliver suchsecurities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear in this free writing prospectus or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of the se materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

This free writing prospectus relates to Registration Statement No. 333-131600.

PHH Historical Alt-A Collateral Performance

Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Disclaimer

DEUTSCHE BANK AND ITS REPRESENTATIVES MAKE NO REPRESENTATION AND HAVE GIVEN YOU NO ADVICE CONCERNING THE APPROPRIATE REGULATORY TREATMENT, ACCOUNTING TREATMENT, OR POSSIBLE TAX CONSEQUENCES IN CONNECTION WITH THE PROPOSED TRANSACTIONS DESCRIBED HEREIN.  PRIOR TO ENTERING INTO ANY PROPOSED TRANSACTION, YOU SHOULD DETERMINE WITHOUT RELIANCE UPON DEUTSCHE BANK OR ITS AGENTS OR REPRESENTATIVES, THE ECONOMIC RISKS AND MERITS, AS WELL AS THE LEGAL, TAX, AND ACCOUNTING CHARACTERISTICS AND CONSEQUENCES, OF THE TRANSACTION, AND THAT YOU ARE ABLE TO ASSUME THESE RISKS.

PLEASE NOTE THAT NOTHING ON THIS PRESENTATION SHOULD BE CONSTRUED AS A COMMITMENT TO UNDERWRITE OR PURCHASE ANY SECURITIES.  SUCH COMMITMENT WOULD ONLY BE OBTAINED IN A DEFINITIVE AND MUTUALLY ACCEPTABLE UNDERWRITING, PURCHASING OR PLACEMENT AGREEMENT.  SUCH COMMITMENT ALSO WOULD BE CONDITIONED UPON SATISFACTORY COMPLETION OF DUE DILIGENCE BY DEUTSCHE BANK.

PHH Historical Alt-A Origination Volume

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The following graphs illustrate PHH historical Alt-A origination volume:

*2001 includes only November & December

PHH Historical Alt-A Lifetime CPR

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The following graphs illustrate PHH historical Alt-A Lifetime CPR by vintage:

PHH Historical Alt-A Cumulative Loss

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The following graphs illustrate PHH historical Alt-A Cumulative Loss by vintage:

Note:  Cumulative Losses calculated as a percentage of Original Principal Balance.

PHH Historical Alt-A 60+ Delinquency

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The following graphs illustrate PHH historical Alt-A 60+ Day Delinquency by vintage:

Note: “60+ Day Delinquency” is the sum of 60+ Day Delinquencies, Foreclosures, REOs, and Bankruptcies as a  % of Unpaid Principal Balance.